Filed pursuant to Rule 433

Registration No. 333-188786

November 18, 2013

PRICING SUPPLEMENT

$250,000,000

5.30% SENIOR NOTES DUE 2023

Issuer:	ProAssurance Corporation

Security:	5.30% Senior Notes due 2023

Expected Ratings*:	Baa2 (Moody’s) / BBB+ (S&P)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	$250,000,000

Pricing Date:	November 18, 2013

Settlement Date (T+3):	November 21, 2013

Maturity Date:	November 15, 2023

Interest Payment Dates:	Semi-annually on each May 15 and November 15, beginning May 15, 2014

Treasury Benchmark:	UST 2.75% due November 15, 2023

Benchmark Price / Yield:	100-21 / 2.675%

Spread to Benchmark:	262.5 basis points

Yield to Maturity:	5.300%

Coupon:	5.300%

Issue Price:	100.000%

Day Count Basis:	30 / 360

Optional Redemption:	At any time at the greater of par or make-whole at Treasury plus 40 basis points

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	74267C AC0 / US74267CAC01

Joint Book-Running Managers:	Goldman, Sachs & Co. Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC J.P. Morgan Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (as supplemented) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526; Wells Fargo Securities, LLC toll-free at 1-800-326-5897; or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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